SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Under the Securities Exchange Act of 1934)
 (Amendment No. 2)*

Bridge Bancorp, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

108035106
(CUSIP Number)

Basswood Capital Management, L.L.C.
645 Madison Avenue, 10th Floor
New York, NY 10022
Attn: Matthew Lindenbaum

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Michael A. Schwartz, Esq.

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 22, 2016
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-l(e), 240.13d-l(f) or 240.13d-1(g), check the following box.  ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Capital Management, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,029,071
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,029,071
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,029,071
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 10.6%
14.	Type of Reporting Person (See Instructions) IA

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Partners, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 438,300
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 438,300
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 438,300
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.3%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Enhanced Long Short GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,001,532
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,001,532
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,001,532
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.3%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Opportunity Partners, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 256,226
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 256,226
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 256,226
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.3%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Opportunity Fund, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 139,955
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 139,955
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 139,955
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.7%
14.	Type of Reporting Person (See Instructions) CO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Enhanced Long Short Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,001,532
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,001,532
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,001,532
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.3%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Financial Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 150,112
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 150,112
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 150,112
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.8%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Financial Fund, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 39,335
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 39,335
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,335
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person (See Instructions) CO

CUSIP No. 108035106

1.	Name of Reporting Person Basswood Financial Long Only Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 31,962
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 31,962
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,962
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No. 108035106

1.	Name of Reporting Person Matthew Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 161,015
	8.	Shared Voting Power 2,029,071
	9.	Sole Dispositive Power 161,015
	10.	Shared Dispositive Power 2,029,071
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,190,086
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 11.5%
14.	Type of Reporting Person (See Instructions) IN/HC

CUSIP No. 108035106

1.	Name of Reporting Person Bennett Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 138,282
	8.	Shared Voting Power 2,029,071
	9.	Sole Dispositive Power 138,282
	10.	Shared Dispositive Power 2,029,071
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,167,353
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 11.4%
14.	Type of Reporting Person (See Instructions) IN/HC

CUSIP No. 108035106

1.	Name of Reporting Person Abigail Tambor 2012 Children’s Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 97,202
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 97,202
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 97,202
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Nathan Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) PF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 3,889
	8.	Shared Voting Power 397,101
	9.	Sole Dispositive Power 3,889
	10.	Shared Dispositive Power 397,101
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 400,990
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 2.1%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Nathan J Lindenbaum 1995 Children Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 50,197
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 50,197
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 50,197
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Naftali Asher Investments LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 60,835
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 60,835
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 60,835
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Victoria and Benjamin Feder 2012 Children’s Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 87,327
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 87,327
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,327
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Victoria and Ben Feder’s 1996 Children’s Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 9,875
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 9,875
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,875
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Marcel Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) PF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 68,937
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 68,937
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 68,937
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.4%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Shari A. Lindenbaum 1994 Children’s Trust
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 20,540
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 20,540
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,540
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1%
14.	Type of Reporting Person (See Instructions) OO

CUSIP No. 108035106

1.	Name of Reporting Person Shari A. Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 111,032
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 111,032
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 111,032
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Ray Lindenbaum
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 9,875
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 9,875
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,875
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person Shai Tambor
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 184,529
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 184,529
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 184,529
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.0%
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 108035106

1.	Name of Reporting Person MGS Partners, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 81,000
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 81,000
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,000
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.4%
14.	Type of Reporting Person (See Instructions) OO

This Amendment No. 2 to Schedule 13D (this “Amendment No. 2”) is being filed with respect to the common stock, par value $0.01 per share (the “Common Stock”), of Bridge Bancorp, Inc. (the “Issuer”), to amend the Schedule 13D filed on June 29, 2015 (as amended by Amendment No. 1 to Schedule 13D filed on June 28, 2016 and this Amendment No. 2, the “Schedule 13D”).

Item 3. Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended and restated in its entirety as set forth below:
Basswood Opportunity Partners, LP acquired 146,731 shares of Common Stock directly owned by it and Basswood Opportunity Fund, Inc. acquired 112,894 shares of Common Stock directly owned by it, upon conversion in the Merger (as defined in Item 4) of its shares of common stock of Community (as defined in Item 4). The additional 33,227 shares of Common Stock directly owned by Basswood Opportunity Partners, LP and 27,601 shares of Common Stock directly owned by Basswood Opportunity Fund, Inc. along with the 1,632,890 shares of Common Stock directly owned by the other Funds and managed accounts were acquired by expending an aggregate of $46,756,548 in cash (including commissions, if any) from their working capital.
The Lindenbaum Reporting Persons directly holding shares of Common Stock acquired all such shares upon conversion in the Merger of shares of Common Stock of Community owned by them.
The Funds and managed accounts generally effect purchases through margin accounts maintained for them with each of J.P Morgan Securities LLC, Morgan Stanley & Co., BNP Paribas Prime Brokerage and State Street Bank and Trust Company, which may extend margin credit to the Funds and managed accounts as and when required to open or carry positions in the margin accounts, subject to applicable Federal margin regulations, stock exchange rules and the firm’s credit policies.  In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.
Item 5. Interest in Securities of the Issuer
Item 5(a), 5(b) and 5(c) of the Schedule 13D are amended to reflect the following:
(a) The beneficial ownership percentages in this Schedule 13D are calculated based upon the 19,094,800 shares of Common Stock reported in the Prospectus Supplement filed by the Issuer on November 23, 2016.
(b) By virtue of the relationships among the Reporting Persons, as described in this Schedule 13D, the Reporting Persons may be deemed to be a “group” under the Federal securities laws. If the Reporting Persons were deemed to be such a “group,” such group would collectively beneficially own 2,808,170 shares of Common Stock or 14.7%.  Each of the Reporting Persons disclaims voting and investment power over shares of the Common Stock, except as set forth on the cover pages of this Schedule 13D.
 (c) During the past sixty days, the Reporting Persons effected the transactions in the Common Stock that are listed on Annex I hereto, all of which were purchases of Common Stock in an underwritten public offering by the issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated:  November 23, 2016

Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member
Basswood Partners, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Enhanced Long Short GP, LLC
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Opportunity Partners, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

[Signature Page to Amendment No. 2 to Bridge Bancorp 13D]

Basswood Opportunity Fund, Inc.
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Enhanced Long Short Fund, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Financial Fund, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

Basswood Financial Fund, Inc.
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

[Signature Page to Amendment No. 2 to Bridge Bancorp 13D]

Basswood Financial Long Only Fund, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum
Title: Managing Member

/s/ Matthew Lindenbaum
Matthew Lindenbaum

/s/ Bennett Lindenbaum
Bennett Lindenbaum

[Signature Page to Amendment No. 2 to Bridge Bancorp 13D]

Abigail Tambor 2012 Children’s Trust
By:	/s/ Nathan J. Lindenbaum
Name: Nathan J. Lindenbaum
Title: Trustee

/s/ Nathan Lindenbaum
Nathan Lindenbaum

MGS Partners, LLC
By:	/s/ Nathan Lindenbaum
Name: Nathan Lindenbaum
Title: Managing Member

Nathan J Lindenbaum 1995 Children Trust
By:	/s/ Shari A. Lindenbaum
Name: Shari A. Lindenbaum
Title: Trustee

Naftali Asher Investments LLC
By:	/s/ Shari A. Lindenbaum
Name: Shari A. Lindenbaum
Title: Manager

[Signature Page to Amendment No. 2 to Bridge Bancorp 13D]

Victoria and Benjamin Feder 2012 Children’s Trust
By:	/s/ Nathan J. Lindenbaum
Name: Nathan J. Lindenbaum
Title: Trustee
Victoria and Ben Feder’s 1996 Children’s Trust
By:	/s/ Ray Lindenbaum
Name: Ray Lindenbaum
Title: Trustee

/s/ Marcel Lindenbaum
Marcel Lindenbaum

Shari A. Lindenbaum 1994 Children’s Trust
By:	/s/ Nathan J. Lindenbaum
Name: Nathan J. Lindenbaum
Title: Trustee

/s/ Shari A. Lindenbaum
Shari A. Lindenbaum

/s/ Ray Lindenbaum
Ray Lindenbaum

/s/ Shai Tambor
Shai Tambor

[Signature Page to Amendment No. 2 to Bridge Bancorp 13D]

Annex I

Fund Name	Trade Date	Shares Purchased (Sold)	Price (Gross)
Basswood Opportunity Partners, LP	11/22/2016	33,227	$31.00
Basswood Opportunity Fund, Inc.	11/22/2016	27,061	$31.00
Basswood Financial Fund, LP	11/22/2016	52,583	$31.00
Basswood Financial Fund, Inc.	11/22/2016	12,868	$31.00
Basswood Enhanced Long Short Fund, LP	11/22/2016	489,304	$31.00
Basswood Financial Long Only Fund, LP	11/22/2016	10,351	$31.00
Basswood Managed Accounts	11/22/2016	137,873	$31.00
Basswood Managed Accounts	11/22/2016	1,774	$31.00
Basswood Managed Accounts	11/22/2016	34,959	$31.00